Exhibit 99.1

Investor Relations:	Media Relations:
Bonnie Mott	Ric Chope
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	ric@verisity.com

VERISITY ANNOUNCES RECORD REVENUE OF $15.5 MILLION

FOR THIRD QUARTER FISCAL 2004

•	Sequential revenue increase of 13%

•	Generated over $3 Million in Cash from Operations

MOUNTAIN VIEW, Calif., October 21, 2004 — Verisity Ltd. (Nasdaq: VRST), the leading supplier of Verification Process Automation (VPA) solutions, today announced financial results for the third fiscal quarter ended September 30, 2004. Revenue for the quarter was $15.5 million, a 29% increase from revenue of $12.0 million for the quarter ended September 30, 2003, and a 13% increase from revenue of $13.7 million for the quarter ended June 30, 2004.

The Company’s net loss under generally accepted accounting principles (GAAP) for the quarter ended September 30, 2004 was $3.3 million, or ($0.14) per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, for the quarter ended September 30, 2003 and net loss of $2.5 million, or ($0.11) per diluted share, for the quarter ended June 30, 2004.

Non-GAAP net income for the quarter ended September 30, 2004 was $146,000, or $0.01 per diluted share, compared to non-GAAP net income of $2.4 million, or $0.11 per diluted share, for the quarter ended September 30, 2003 and non-GAAP net loss of $0.6 million, or ($0.02) per diluted share, for the quarter ended June 30, 2004.

Revenue for the nine months ended September 30, 2004, was $40.3 million, an 11% increase from revenue of $36.2 million for the nine months ended September 30, 2003. For the nine months ended September 30, 2004, the Company’s net loss was $7.9 million, or ($0.35) per diluted share, compared to a net income of $6.3 million, or $0.30 per diluted share, for the nine months ended September 30, 2003. Non-GAAP net loss for the nine months ended September 30, 2004 was $1.4 million, or ($0.06) per diluted share, compared to non-GAAP net income of $6.5 million, or $0.30 per diluted share, for the nine months ended September 30, 2003.

Non-GAAP results for the first, second and third quarter of 2004 exclude non-cash charges related to equity issuances, amortization of deferred compensation, and amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004. Non-GAAP results for the third quarter of 2003 excludes stock-based compensation. A reconciliation of GAAP to non-GAAP net income (loss) for the quarter ended September 30, 2004 and the nine months ended September 30, 2004 is included with this press release.

“This quarter’s performance exceeded our expectations as we reported non-GAAP profitability and record revenues,” said Moshe Gavrielov, chief executive officer of Verisity. “The breadth of our product line helped drive the strong customer demand for VPA and platform solutions that automate system-wide verification processes and scale with our customers’ complex electronic designs. We are confident that our competitive position remains strong and we will continue to invest heavily in the development of leading verification tools that help shorten our customers’ time-to-market,” concluded Gavrielov.

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the fourth quarter of 2004 is expected to be approximately $16.7 to $17.0 million

•	Non-GAAP income per share in the fourth quarter of 2004 is expected to be approximately $0.00 to $0.01

•	Revenue for fiscal 2004 is expected to be between $57 and $57.3 million

•	Non-GAAP loss per share for fiscal 2004 is expected to be between ($0.05) and ($0.06)

A schedule showing a reconciliation of the business outlook from GAAP to non-GAAP is included in this release.

Verisity’s earnings call will be webcast today at 4:15 p.m. Eastern Time / 1:15 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through October 28, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on October 21, 2004 through October 28, 2004. To listen to a replay, call (719) 457-0820, access code 965648. The Company plans to include a business outlook in the conference call.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude non-cash charges related to equity issuances, amortization of deferred compensation, and amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004. Verisity provides these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore is helpful to understanding Verisity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Verisity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies. For more information regarding the foregoing, including Verisity’s unaudited non-GAAP condensed combined consolidated balance sheet as of December 31, 2003 and unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003, please refer to Verisity’s Current Report on Form 8-K/A, Amendment No. 1, filed with the Securities and Exchange Commission on April 22, 2004.

About Verisity

Verisity Ltd. (NASDAQ: VRST) is the leading supplier of process automation solutions for the functional verification market. The Company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to unit, chip/system and project level ‘total coverage’ and verification closure, while maximizing productivity, product quality and predictability of schedules. The Company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

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Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these factors include the Company’s ability to forecast accurately the Company’s short-term and long-term operating performance, the effects of continued economic and geopolitical uncertainty and the related effects on customers’ budgets, whether new or existing customers will purchase time-based or perpetual licenses, the timing of customer acceptance of the Company’s products following delivery and the timing of significant orders. Another factor that could cause actual results or performance to differ materially from those described in the forward-looking statements include the impact of the acquisition of Axis on the Company’s future operating or financial performance, including, but not limited to, the amount of additional investment required to develop integrated products. For a discussion of the factors and uncertainties relating to the acquisition, please refer to the Company’s public disclosures made in connection with the acquisition, including, but not limited to, the Company’s filings with the Securities and Exchange Commission, its news releases and its webcasts. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Verisity, the Verisity logo and Specman Elite are either registered trademarks or trademarks of Verisity Design, Inc. in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

Verisity Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003 (1)	Adjusted December 31, 2003 (2)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$56,048	$91,004	$58,713
Accounts receivable	12,084	11,444	14,533
Inventory	2,989	—	3,764
Other current assets	7,892	4,412	5,048

Total current assets	79,013	106,860	82,058

Property and equipment, net	5,199	3,298	4,680
Other assets	647	386	663
Unbilled receivables associated with merger	3,769	—	8,121
Deferred compensation associated with merger	2,402	—	5,938
Intangible assets	17,244	—	20,020
Goodwill	53,069	—	53,023

Total assets	$161,343	$110,544	$174,503

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$18,000	$12,855	$20,620
Deferred taxes	1,196	—	6,994
Deferred revenue	33,724	27,791	31,453

Total current liabilities	52,920	40,646	59,067

Other long-term liabilities	468	481	521
Long-term portion of deferred revenue	3,260	5,601	8,016
Shareholders’ equity:
Share capital	107,936	59,108	102,191
Retained earnings (Accumulated deficit)	(3,241)	4,708	4,708

Total shareholders’ equity	104,695	63,816	106,899

Total liabilities and shareholders’ equity	$161,343	$110,544	$174,503

(1)	Derived from the Company December 31, 2003 audited financial statements.
(2)	Adjusted to include Axis Systems as of the merger date, February 9, 2004 as if Axis Systems had been acquired on December 31, 2003. See Form 8-K/A filed on April 22, 2004.

Verisity Ltd.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
License	$8,579	$7,422	$22,280	$21,993
Maintenance	6,717	4,321	17,355	13,422
Other services	223	297	627	825

Total revenue	15,519	12,040	40,262	36,240

Total cost of revenue	1,700	650	3,968	2,107

Gross profit	13,819	11,390	36,294	34,133

Operating expenses:
Research and development	4,205	2,479	11,899	7,704
Sales and marketing	7,261	5,061	20,954	15,633
General and administrative	2,380	1,448	6,334	4,296
Non-cash charges related to equity issuances	2,286	128	4,271	160
Amortization of deferred compensation	2,113	—	3,536	—
Amortization of intangible assets	1,041	—	2,776	—

Total operating expenses	19,286	9,116	49,770	27,793

Income (loss) from operations	(5,467)	2,274	(13,476)	6,340
Other income (expense), net	(93)	185	125	535

Income (loss) before income tax provision (benefit)	(5,560)	2,459	(13,351)	6,875
Income taxes provision (benefit)	(2,273)	196	(5,402)	548

Net income (loss)	$(3,287)	$2,263	$(7,949)	$6,327

Basic earnings (loss) per share:
Basic net income (loss) per ordinary share	$(0.14)	$0.11	$(0.35)	$0.32

Shares used in per share calculation	23,461	19,870	22,888	19,744

Diluted earnings (loss) per share:
Diluted net income (loss) per ordinary share	$(0.14)	$0.11	$(0.35)	$0.30

Shares used in per share calculation	23,461	21,497	22,888	21,291

Verisity Ltd.

Non-GAAP Consolidated Statements of Operations

(in thousands, expect per share data)

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue:
License	$8,579	—	$8,579	$22,280	—	$22,280
Maintenance	6,717	—	6,717	17,355	—	17,355
Other services	223	—	223	627	—	627

Total revenue	15,519	—	15,519	40,262	—	40,262

Total cost of revenue (A)	1,700	(260)	1,440	3,968	(291)	3,677

Gross profit	13,819	260	14,079	36,294	291	36,585

Operating expenses:
Research and development	4,205	—	4,205	11,899	—	11,899
Sales and marketing	7,261	—	7,261	20,954	—	20,954
General and administrative (B)	2,380	(21)	2,359	6,334	(56)	6,278
Non-cash charges related to equity issuance (C)	2,286	(2,286)	—	4,271	(4,271)	—
Amortization of deferred compensation associated with the merger (C)	2,113	(2,113)	—	3,536	(3,536)	—
Amortization of intangible assets (D)	1,041	(1,041)	—	2,776	(2,776)	—

Total operating expenses	19,286	(5,461)	13,825	49,770	(10,639)	39,131

Income (loss) from operations	(5,467)	5,721	254	(13,476)	10,930	(2,546)
Other income (expense), net	(93)	—	(93)	125	—	125

Income (loss) before income tax provision (benefit)	(5,560)	5,721	161	(13,351)	10,930	(2,421)
Income taxes provision (benefit) (E)	(2,273)	2,288	15	(5,402)	4,372	(1,030)

Net income	$(3,287)	$3,433	$146	$(7,949)	$6,558	$(1,391)

Basic and diluted earnings (loss) per share:
Basic and diluted net income (loss) per ordinary share	$(0.14)		$0.01	$(0.35)		$(0.06)

Shares used in per share calculation	23,461		23,481	22,888		22,888

Notes:

(A)	Adjusted to reduce the cost of products for the amortization created from purchase accounting, for the step up in fair value.
(B)	Adjustment to record deprecation of the difference between the estimated fair value and the historical amount of Axis’ property and equipment.
(C)	Adjustment to record the amortization of deferred compensation associated with the acquisition of Axis Systems.
(D)	Adjustment to reflect the amortization of the intangible assets associated with the Axis acquisition.
(E)	Adjustment to reflect the change in tax benefit due to non-cash charges (see notes A,B,C and D above).

Verisity Ltd.

As of October 21, 2004

Impact of Non-GAAP adjustments on

Forward Looking Diluted Net Income per Share

(unaudited)

	Quarter Ended December 31, 2004	Year Ended December 31, 2004
GAAP loss per share	($0.06) to ($0.05)	($0.39) to ($0.41)
Amortization of step up in fair value, net of tax effect	0.00	0.01
Non-Cash charges related to equity issuances, net of tax effect	0.02	0.13
Amortization of deferred compensation associated with the merger, net of tax effect	0.01	0.11
Amortization of intangible assets, net of tax effect	0.03	0.10
Non-GAAP income (loss) per share	$0.00 to $0.01	($0.05) to ($0.06)